Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: July 20, 2006 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2006 RESULTS

Highlights Include:

•	Earnings per share (diluted) of $0.46 for the second quarter of 2006, up 4.5% from $0.44 in the second quarter of 2005 and up 21% from $0.38 in the first quarter of 2006
•	Earnings per share (diluted) of $0.84 for the first half of 2006, up 3.7% from $0.81 in the first half of 2005
•	Net income for the second quarter and first half of 2006 up 15.6% and 14.6% respectively from 2005, with the help of earnings from Keystone Community Bank
•	Restructuring of title insurance business produces gain in the second quarter of 2006
•	Weak mortgage volumes and net interest margin pressures persist, offsetting benefits of loan growth
•	Higher provision expense, lower net charge-offs, and non-performing loan ratio increasing 9 basis points back to year-end 2005 level
•	Capital remains strong, and share repurchase continues

Alma, Michigan (FBMI) ----Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.46 for the second quarter of 2006, an increase of 21.1% compared to $0.38 for the first quarter of 2006 and an increase of 4.5% compared to $0.44 for the second quarter of 2005. Net income, aided by the inclusion of Keystone Community Bank earnings, was $2,899,000 for the quarter ended June 30, 2006, up 15.6% from the $2,508,000 for the quarter ended June 30, 2005. Returns on average assets and average equity for the second quarter of 2006 were 1.10% and 12.3%, respectively, compared with 1.23% and 13.6%, respectively, in the second quarter of 2005. Net income, earnings per share, and profitability measures in the second quarter of 2006 were helped by the recognition of gain on sale of a partial interest in Firstbank’s title insurance business as detailed below. The most significant constraint on earnings growth and profitability improvement compared to year-ago results came from pressure on the net interest margin. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December of 2005.

For the first half of 2006 compared to the first half of 2005, earnings per share of $0.84 in 2006 increased 3.7% from the $0.81 in 2005. Net income was $5,323,000 for the first half of 2006, up 14.6% from the $4,645,000 for the first half of 2005, reflecting the benefits of adding Keystone Community Bank and the gain on 1st Title. Returns on average assets and average equity for the first half of 2006 were 1.03% and 11.6%, respectively, compared with 1.16% and 12.8%, respectively, in the first half of 2005. As required by SFAS 123R, Firstbank Corporation began expensing stock options in 2006 as a reduction of net income rather than as a footnote item as disclosed in prior periods. This accounting change reduced earnings per share in each of the first and second quarters of 2006 by $0.006.

Total assets at June 30, 2006, were $1.07 billion. Total portfolio loans of $912 million were 2.5% above the level at March 31, 2006, or an annualized growth rate in the second quarter of 2006 of 10%. The addition of Keystone Community Bank through the acquisition of Keystone Financial Corporation, completed on October 1, 2005, affects comparisons to the year-ago period. Total portfolio loans increased 33%, and total assets increased 29% over the year-ago period. Total deposits as of June 30, 2006, were $810 million, compared to $797 million at March 31 2006 and compared to $624 million at June 30, 2005.

Firstbank’s net interest margin, at 4.21% in the second quarter of 2006, improved by two basis points from the 4.19% level achieved in the first quarter of 2006, and was 18 basis points below the year-ago second quarter. Approximately six basis points of the decline from the year-ago second quarter were related to the cost of funding the cash portion of the purchase consideration for Keystone, as expected. The major factors maintaining pressure on the net interest margin in the second quarter of 2006 include competitive forces to increase rates on core deposits and shifting preference among borrowers for more fixed rate loans where spreads are narrow due to competition and the flat yield curve.

Mr. Sullivan stated, “While we were glad to see a nominal improvement in the net interest margin in the second quarter compared to the first quarter, the flat yield curve and competitive pressures continue to squeeze our net interest margin and result in earnings and earnings per share growth somewhat lower than our goals. The flattening of the yield curve over the past two years resulted in long-term rates moving up by a relatively small amount while short-term rates, like Fed funds and prime, continue to steadily increase by much greater amounts. Long-term rates have moved up enough to take away most mortgage refinance opportunities, dramatically slowing that business. Our lenders are working very hard to develop good new business while preserving strong asset quality, and we are pleased to see growth at a 5% annual rate in our loan portfolio. We have also marked progress on our strategy of trimming under-productive expenses by the restructuring of our title insurance business, which provided a gain in the second quarter and should position that business for improved performance in the future. The fifth office of Keystone Community Bank opened in Kalamazoo during the second quarter and a sixth office is presently in the planning and development stage with an anticipated opening in late 2006 or early 2007. Also, our bank in West Branch has completed the reconstruction of an existing office and has opened an additional office.”

In the second quarter of 2006, Firstbank sold a 45% interest in the business of its 1st Title, Inc., title insurance subsidiary to Investors Title Insurance Company. The new entity will operate under a management agreement with Investors Title Insurance Company and will pursue growth both within and outside of the Firstbank franchise. Firstbank may further reduce its ownership percentage as additional equity investors surface. The transaction resulted in the recognition of a pre-tax gain of $274,000 in the second quarter of 2006.

Non-interest income in the second quarter of 2006, including the gain from 1st Title, increased 29.5% from the first quarter of 2006, and was 13.8% above the second quarter of 2005. While gain on sale of mortgage loans did increase by 46% from the low level of the first quarter of 2006, the level of this source of revenue again reflected the weakness in the residential mortgage segment of the industry and was 16% below the level in the second quarter of 2005. Total non-interest expense in the second quarter of 2006 increased 3.0% from the first quarter of 2006 and, primarily as a result of adding Keystone Community Bank, was 23% above the year-ago second quarter.

Shareholders’ equity increased 1.0% in the second quarter of 2006, and was 26.7% above the level at June 30, 2005, primarily due to the acquisition of Keystone. Firstbank Corporation repurchased 57,000 shares in the second quarter of 2006, and board authorization remains in place for the additional repurchase of up to approximately $3.6 million in market value of shares. The ratio of average equity to average assets stood at 8.9% in the second quarter of 2006 – a level consistent over the past two years – indicating that strong equity capital has been maintained subsequent to the addition of Keystone. Firstbank’s issuance of $10 million trust preferred securities in January of 2006 increased regulatory capital ratios and helps sustain the ability to seek good investment opportunities and continue share repurchase.

Provision for loan loss expense was $158,000 in the second quarter of 2006 and $343,000 for the first half of 2006, compared to $73,000 and $81,000 respectively in 2005. Firstbank’s net charge-offs improved in the first and second quarters of 2006, after having shown some deterioration in the fourth quarter of 2005 from previous historically low levels. Net charge-offs of $141,000 in the second quarter of 2006 decreased from $182,000 in the first quarter of 2006 and were substantially lower than $618,000 in the fourth quarter of 2005. Annualized as a percentage of average loans, net charge-offs were 0.06% in the second quarter of 2006 and 0.08% in the first quarter of 2006. The ratio of non-performing loans (including loans past due over 90 days) to loans was 0.81% at June 30, 2006, increasing from 0.72% at March 31, 2006, and near the 0.82% level experienced at December 31, 2005. The increase in non-performing loans of nearly $1 million in the second quarter of 2006 was caused by additional loans being designated as non-accrual or becoming more than 90 days past due. One $3 million credit which became non-performing in 2005 continues to represent a significant portion of the non-performing total.

Firstbank Corporation, headquartered in Alma, Michigan, is a six bank financial services company with assets of $1.1 billion and 41 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth and increases in interest rates. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	June 30 2006	Mar 31 2006	Dec 31 2005	Jun 30 2005

ASSETS

Cash and cash equivalents:
Cash and due from banks	$30,066	$26,382	$36,037	$26,541
Short term investments	4,141	8,383	17,295	4,826

Total cash and cash equivalents	34,207	34,765	53,332	31,367

Securities available for sale	68,916	75,526	73,811	77,803
Federal Home Loan Bank stock	6,506	6,506	6,309	5,563
Loans:
Loans held for sale	468	1,167	293	1,533
Portfolio loans:
Commercial	196,789	188,516	183,473	104,761
Commercial real estate	302,307	300,858	302,471	242,321
Residential mortgage	282,264	275,190	272,402	243,718
Real estate construction	67,933	65,768	61,067	37,793
Consumer	58,616	55,454	57,404	55,166
Credit card	3,787	3,926	1,807	1,799

Total portfolio loans	911,696	889,712	878,624	685,558
Less allowance for loan losses	(11,579)	(11,562)	(11,559)	(10,094)

Net portfolio loans	900,117	878,150	867,065	675,464

Premises and equipment, net	19,992	19,468	19,477	17,126
Goodwill	19,888	19,888	19,888	4,465
Other intangibles	3,374	3,542	3,710	2,245
Other assets	18,187	17,803	17,233	15,121

TOTAL ASSETS	$1,071,655	$1,056,815	$1,061,118	$830,687

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$130,940	$123,145	$130,556	$109,269
Interest bearing accounts:
Demand	163,988	175,866	187,398	160,576
Savings	134,691	132,491	133,705	131,589
Time	310,805	300,673	275,652	204,785
Wholesale CD's	69,881	65,077	83,794	17,635

Total deposits	810,305	797,252	811,105	623,854

Securities sold under agreements to
repurchase and overnight borrowings	40,452	39,006	43,311	34,374
FHLB Advances and notes payable	91,706	91,838	90,634	76,256
Subordinated Debt	20,620	20,620	10,310	10,310
Accrued interest and other liabilities	13,033	13,528	12,181	10,472

Total liabilities	976,116	962,244	967,541	755,266

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	87,276	87,711	87,634	65,155
Retained earnings	8,734	7,239	6,198	10,166
Accumulated other comprehensive income/(loss)	(471)	(379)	(255)	100

Total shareholders' equity	95,539	94,571	93,577	75,421

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,071,655	$1,056,815	$1,061,118	$830,687

Common stock shares issued and outstanding	6,266,038	6,281,550	6,278,035	5,618,357
Principal Balance of Loans Serviced for Others ($mil)	$473.5	$471.8	$473.3	$472.8

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.81%	0.72%	0.82%	0.41%
Non-Perf. Loans + OREO / Loans^ + OREO	0.96%	0.86%	0.94%	0.54%
Non-Performing Assets / Total Assets	0.81%	0.72%	0.78%	0.45%
Allowance for Loan Loss as a % of Loans^	1.27%	1.30%	1.32%	1.47%
Allowance / Non-Performing Loans	157%	180%	160%	356%

Quarterly Average Balances:
Total Portfolio Loans^	$900,802	$883,598	$868,701	$678,835
Total Earning Assets	980,713	974,534	957,246	765,888
Total Shareholders' Equity	95,242	93,772	92,547	74,009
Total Assets	1,065,125	1,054,024	1,037,354	821,362
Diluted Shares Outstanding	6,308,227	6,313,741	6,286,277	5,696,692

^     Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Six Months Ended:
	Jun 30 2006	Mar 31 2006	Jun 30 2005	Jun 30 2006	Jun 30 2005
Interest income:
Interest and fees on loans	$16,688	$15,843	$11,353	$32,531	$22,200
Investment securities
Taxable	540	513	504	1,053	962
Exempt from federal income tax	241	248	231	489	479
Short term investments	76	111	30	187	64

Total interest income	17,545	16,715	12,118	34,260	23,705

Interest expense:
Deposits	5,463	4,944	2,617	10,407	4,860
Notes payable and other borrowing	1,957	1,830	1,237	3,787	2,433

Total interest expense	7,420	6,774	3,854	14,194	7,293

Net interest income	10,125	9,941	8,264	20,066	16,412
Provision for loan losses	158	185	73	343	81

Net interest income after provision for loan losses	9,967	9,756	8,191	19,723	16,331

Noninterest income:
Gain on sale of mortgage loans	362	248	431	610	886
Service charges on deposit accounts	1,016	922	783	1,938	1,503
Gain on sale of securities	1	6	17	7	29
Mortgage servicing	78	84	30	162	78
Other	1,499	1,023	1,336	2,522	2,314

Total noninterest income	2,956	2,283	2,597	5,239	4,810

Noninterest expense:
Salaries and employee benefits	4,627	4,558	3,836	9,185	7,723
Occupancy and equipment	1,231	1,272	969	2,503	1,985
Amortization of intangibles	168	168	75	336	151
FDIC insurance premium	25	28	21	53	42
Other	2,693	2,465	2,193	5,158	4,409

Total noninterest expense	8,744	8,491	7,094	17,235	14,310

Income before federal income taxes	4,179	3,548	3,694	7,727	6,831
Federal income taxes	1,280	1,124	1,186	2,404	2,186

Net Income	$2,899	$2,424	$2,508	$5,323	$4,645

Fully Tax Equivalent Net Interest Income	$10,290	$10,084	$8,398	$20,374	$16,690

Per Share Data:
Basic Earnings	$0.46	$0.39	$0.45	$0.85	$0.83
Diluted Earnings	$0.46	$0.38	$0.44	$0.84	$0.81
Dividends Paid	$0.225	$0.22	$0.21	$0.445	$0.41

Performance Ratios:
Return on Average Assets*	1.10%	0.96%	1.23%	1.03%	1.16%
Return on Average Equity*	12.3%	10.8%	13.6%	11.6%	12.8%
Net Interest Margin (FTE) *	4.21%	4.19%	4.39%	4.20%	4.41%
Book Value Per Share+	$15.25	$15.05	$13.43	$15.25	$13.43
Average Equity/Average Assets	8.9%	8.9%	9.0%	8.9%	9.1%
Net Charge-offs	$141	$182	$106	$323	$567
Net Charge-offs as a % of Average Loans^*	0.06%	0.08%	0.06%	0.07%	0.17%

*   Annualized
+   Period End
^   Total loans less loans held for sale